CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

MAGNEGAS APPLIED TECHNOLOGY SOLUTIONS, INC.

MagneGas Applied Technology Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of MagneGas Applied Technology Solutions, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. In accordance with Section 242 of the General Corporation Law of the State of Delaware, a meeting of the stockholders of said corporation is not required for a name change. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Taronis Technologies, Inc.”

SECOND: The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MagneGas Applied Technology Solutions, Inc. has caused this Certificate of Amendment to be executed as of January 31, 2019.

MagneGas APPLIED TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Chief Executive Officer